UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2013

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800
Seattle, WA  98101-1693
(Address of principal executive offices, including zip code)

206.340.2300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
      On March 12, 2013, the Board of Directors (the "Board") of the Federal Home Loan Bank of Seattle (the "Seattle Bank"), acting upon a recommendation from the Board's Governance and Compensation Committee (the "GC Committee"), approved the Seattle Bank's 2013 Executive Incentive Compensation Plan (the "Annual Plan"), effective retroactively to January 1, 2013, subject to Federal Housing Finance Agency ("Finance Agency") non-objection. Participants in the Annual Plan include the Seattle Bank's president and chief executive officer, certain senior vice presidents, and other designated officers. The president and chief executive officer and six senior vice presidents currently participate in the Annual Plan. The Finance Agency notified the Seattle Bank of its non-objection to the Annual Plan on March 19, 2013. The plan is summarized below.
The Annual Plan is a cash-based incentive plan that provides annual award opportunities to eligible executive officers based on achievement of performance goals over one-year periods beginning on January 1 and ending on December 31 of a plan year. Annual performance goals are pre-established at threshold, target, and excess levels of achievement. Individual award opportunities for 2013 under the Annual Plan, as a percentage of base salary, are as follows:

Performance Level	No Award	Threshold	Target	Excess
President/CEO	0%	30%	60%	95%
Senior Vice Presidents	0%	25%	50%	80%
Other Designated Officers	0%	20%	40%	60%

The performance measures and related goals for 2013 plan year are based on achievement of the following corporate goals:

•	Retained earnings;

•	Ratio of market value of equity to par value of capital stock;

•	Profitability (spread between return on capital and one-month London Interbank Offered Rate (LIBOR); and

•	Member satisfaction survey results.
At the end of a plan year, each performance measure is evaluated against performance results and plan awards are determined, equal to the sum of the amounts payable with respect to achievement of each performance measure, less any reductions due to non-achievement of key objectives (as discussed below). No incentive award will be payable for any individual performance measure for which the Seattle Bank fails to achieve the threshold level of performance. In addition, no plan awards will be paid to any participant who does not have satisfactory individual performance during the plan year. Fifty percent (50%) of any award earned in a plan year will be paid to participants in the first quarter of the following calendar year. The remaining 50% will be deferred and will be paid in one-third increments in each of the subsequent three years provided that the quarterly average of the Seattle Bank's economic value of capital stock (EVCS) in the preceding year remains at or above 100%. If the quarterly average of EVCS in the preceding calendar year is less that 100%, then the deferred payment for the year in question will be forfeited.
Key objectives that may reduce, in part or in whole, plan awards for all or selected participants include, among others, operational errors or omissions resulting in material revisions to financial results, information submitted to the Finance Agency, or data used to determine incentive payouts; untimely submission of information to the Securities and Exchange Commission, the Office of Finance, or the Finance Agency; insufficient progress made in the timely remediation of examination findings; ineffective management of risk and safety and soundness considerations; and imprudent risk-taking that might jeopardize the financial condition or future performance of the Seattle Bank.
Plan participants generally must be employed by the Seattle Bank until the pay period in which the plan award payments are made. All payments are subject to Finance Agency approval.
The above description of the plan is qualified in its entirety by reference to the text of the Annual Plan, which plan is included as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits
	10.1	Federal Home Loan Bank of Seattle Bank Executive Incentive Compensation Plan as of January 1, 2013

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: March 20, 2013	By: /s/ Christina J. Gehrke
Senior Vice President, Chief Accounting and Administrative Officer

Exhibit Index
(d)	Exhibit No.	Description
	10.1	Federal Home Loan Bank of Seattle Bank Executive Incentive Compensation Plan as of January 1, 2013